Exhibit 3.3
                              FEDERAL STOCK CHARTER

                                WILLOW GROVE BANK

         Section 1. Corporate Title. The full corporate title of the Bank is Willow Grove Bank (the "Bank").

         Section 2. Office. The home office shall be located in Maple Glen, Pennsylvania.

         Section 3. Duration. The duration of the Bank is perpetual.

         Section 4. Purpose and Powers. The purpose of the Bank is to pursue any or all of the lawful objectives of a Federal Savings Bank chartered under
Section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         Section 5. Capital Stock. The total number of shares of all classes of the capital stock that the Bank has the authority to issue is 1,000, all of which shall be common stock of par value of $.01 per share. The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Bank), labor, or services actually performed for the Bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the Bank that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         Except for shares issued in the initial organization of the Bank or in connection with the conversion of the Bank from the mutual to stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Bank other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder and there


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shall be no right to cumulate votes in an election of directors. Subject to any provision for a liquidation account, in the event of any liquidation, dissolution, or winding up of the Bank, the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the Bank, to receive the remaining assets of the Bank available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         Section 6. Preemptive Rights. Holders of the capital stock of the Bank shall not be entitled to preemptive rights with respect to any shares of the Bank which may be issued.

         Section 7. Directors. The Bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the Bank's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.

         Section 8. Amendment of Charter. Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is proposed by the board of directors of the Bank, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.


Attest:
                    -------------------------------------------------
                    Secretary of the Bank

By:
                    -------------------------------------------------
                    President or Chief Executive Officer of the Bank

Attest:
                    -------------------------------------------------
                    Secretary of the Office of Thrift Supervision

By:
                    -------------------------------------------------
                    Director of the Office of Thrift Supervision


Effective Date:     _________ ___, 1998



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